FOR IMMEDIATE RELEASE

NTR ACQUISITION CO. ANNOUNCES TERMINATION OF AGREEMENT
TO ACQUIRE KERN OIL & REFINING CO.

Danbury, CT, April 4, 2008 - NTR Acquisition Co. (AMEX, Units: NTQ.U, Common Stock: NTQ, Warrants: NTQ.WS), a special purpose acquisition company focused on the petroleum refining and marketing industry, today announced that it has mutually agreed with Casey Co., the sole shareholder of Kern Oil & Refining Co., to terminate the Stock Purchase Agreement dated November 2, 2007, pursuant to which NTR would have acquired all outstanding shares of Kern for a base purchase price of $286.5 million.

NTR’s Chief Executive Officer Mario E. Rodriguez commented, “We remain committed to executing our business plan. Based on the experience and relationships of NTR’s senior team, we continue to see a strong pipeline of potential deals and will pursue acquisition opportunities that maximize value to our shareholders.”

Under the terms of its initial public offering, NTR has a two-year charter to acquire businesses or assets in the energy industry. The charter expires on January 30, 2009.

Investor Conference Call

NTR will be hosting a conference call for investors at 10:00 AM Eastern on Friday, April 4, 2008, to discuss the termination agreement. The dial-in details are as follows:

Domestic: (866) 383-8008
International: (617) 597-5341
Participant Passcode: 21174968

Additionally, a replay will be available for one week after the call. The dial-in details for the replay are as follows:

Domestic: (888) 286-8010
International: (617) 801-6888
Participant Passcode: 53531694

About NTR Acquisition Co.

NTR is a special purpose acquisition company organized under the laws of the State of Delaware on June 2, 2006. NTR was formed to acquire, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses or assets in the energy industry, with a particular focus on businesses or assets involved in the refining, distribution and marketing of petroleum products in North America.

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Forward Looking Statements

This press release contains forward-looking statements. Statements that are not historical facts, including statements about beliefs and expectations, are forward-looking statements. Although NTR believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events. Among the many factors that could cause actual results to differ from forward-looking statements contained herein and in the exhibits hereto include: economic, business and political conditions in the United States and abroad; fluctuations in oil and gas prices; changes in applicable laws and regulations; the ability to identify suitable targets for NTR’s initial business combination; risks that no definitive agreement can be reached in connection with an initial business combination or that an initial business combination may not be consummated at all; and other risk factors set forth from time to time in NTR’s filings with the U.S. Securities and Exchange Commission (available at www.sec.gov). The inclusion of any forward-looking statement in this press release should not be regarded as a representation by NTR that NTR’s objectives will be achieved. NTR undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Media:

Shannon Stucky, (212) 850-5755, shannon.stucky@fd.com

Investors:

Mario E. Rodriguez, (212) 297-6251
Bill Hantke, (203) 546-3437